Exhibit 99.1
ENTERTAINMENT PROPERTIES TRUST COMPLETES REDEMPTION OF
9.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
Kansas City, MO. May 29, 2007 — Entertainment Properties Trust (NYSE:EPR) (the “Company”) announced today that it completed the redemption of all of its outstanding 9.50% Series A Cumulative Redeemable Preferred Shares at a redemption price of $25.3892361 per share. This price is the sum of the $25.00 per share liquidation preference plus a quarterly dividend of $0.59375 per share prorated through the redemption date. The aggregate redemption price of approximately $58.4 million was paid using the $111.1 million of net proceeds received by the Company from its sale of $115.0 million of its 7.375% Series D Cumulative Redeemable Preferred Shares (which amount included the fully-exercised over-allotment option of 600,000 shares).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
Entertainment Properties Trust is a self-administered real estate investment trust formed to capitalize on opportunities to develop, acquire or finance destination entertainment and entertainment-related properties, including megaplex movie theatres, entertainment retail centers and other destination recreational and specialty properties. Since November 1997, the Company has acquired more than $1.5 billion of properties. The Company’s common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol “EPR”. Entertainment Properties Trust contact Jon Weis: 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax: 816/472-5794.
Safe Harbor Statement:
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, in evaluating any forward-looking statements included in this press release.
Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.